Press Contact: Jamie Moody Ciena Corporation +1 (214) 995-8035 pr@ciena.com Investor Contact: Gregg Lampf Ciena Corporation +1 (410) 694-5700 ir@ciena.com FOR IMMEDIATE RELEASE Ciena Announces Launch of Senior Notes Private Offering HANOVER, Md. – January 10, 2022 – Ciena Corporation (NYSE: CIEN) (“Ciena”) today announced that it has commenced a private offering of Senior Notes due 2030 (the “Notes”), subject to market and other conditions. The Notes will be guaranteed by certain of Ciena’s direct and indirect existing and future domestic subsidiaries. Ciena intends to use the net proceeds from the sale of the Notes for general corporate purposes. This communication does not constitute an offer to sell or the solicitation of an offer to buy the Notes or related guarantees, nor shall there be any offer or sale of the Notes or related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offer and sale of the Notes and related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes and related guarantees will be offered and sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act, and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. ### About Ciena Ciena (NYSE: CIEN) is a networking systems, services and software company. We provide solutions that help our customers create the Adaptive Network in response to the constantly changing demands of their end-users. By delivering best-in-class networking technology through high-touch consultative relationships, we build the world’s most agile networks with automation, openness and scale. For updates on Ciena, follow us on Twitter @Ciena, LinkedIn, the Ciena Insights blog, or visit www.ciena.com. Note to Ciena Investors You are encouraged to review the Investors section of our website, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time we exclusively post material information to this website along with other disclosure channels that we use. This press release contains certain forward-looking statements that are based on our current expectations, forecasts, information and assumptions.

These statements involve inherent risks and uncertainties. Actual results or outcomes may differ materially from those stated or implied, because of risks and uncertainties, including those detailed in our most recent annual and quarterly reports filed with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies and can be identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.